Exhibit 21.01

GLU MOBILE INC.

Subsidiaries as of March 10, 2017

State or Other
Jurisdiction of
Incorporation or
Name of Subsidiary	Organization
Beijing Qinwang Technology Co. Ltd.	People’s Republic Of China
Beijing Zhangzhong MIG Information Technology Co. Ltd.	People’s Republic Of China
Cie Games LLC	Delaware, USA
Crowdstar Inc	Delaware, USA
Glu Games Inc.	Delaware, USA
Glu Mobile K.K.	Japan
Glu Mobile Korea Limited	Korea
Glu Mobile Limited	Hong Kong
Glu Mobile (Russia) Ltd.	United Kingdom
Glu Mobile Technology (Beijing) Co. Ltd.	People’s Republic Of China
Glu Mobile Washington Inc. (f/k/a Griptonite Inc.)	Washington, USA
Glu Toronto Inc. (f/k/a Blammo Games Inc.)	Ontario, Canada
Griptonite Games Inc.	Delaware, USA
Griptonite Games India Private Limited	India
Maverick Mobile Entertainment (Beijing) Limited	People’s Republic Of China
Winterfell Acquisition Corp.	Delaware, USA

We have omitted certain subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2016.